Exhibit 99.1

NeurAxis Reports Strong Third Quarter 2024 Financial Results Driven by a 40% Increase in Revenues

Conference call will be held today, Tuesday, November 12 at 9:00 am ET

Carmel, Ind., November 12, 2024 (GLOBE NEWSWIRE)—NeurAxis, Inc. (“NeurAxis,” or the “Company”) (NYSE American: NRXS), a medical technology company commercializing neuromodulation therapies for chronic and debilitating conditions in children and adults, today announced results for the third quarter period ended September 30, 2024.

3Q24 Financial Highlights

●	Revenues increased 40% to $667 thousand in the three months ended September 30, 2024 (the “3Q24”) compared to $477 thousand in the three months ended September 30, 2023 (the “3Q23”).

●	Operating loss improved by 45% compared to the 3Q2023.

Recent Operational Highlights

●	Expanded total covered lives to approximately 35 million compared to 4.5 million as of October 1, 2023. Recent medical policy coverages include:

○	BCBS licensee in Florida covering over 6 million lives.

○	BCBS plan in the mid-Atlantic region, providing coverage for approximately 7 million covered lives.

○	BCBS plan in the mid-Atlantic with approximately 3.5 million covered lives.

●	One of the nation’s largest not for profit health plans, serving over 12 million members, is now providing their members with access to PENFS treatment, when medically necessary.

●	Received a new Current Procedural Terminology (CPT) Category I code for Percutaneous Electrical Nerve Field Stimulation (PENFS) procedures effective January 1, 2026.

●	Received new FDA clearance for the expansion of IB-Stim label:

○	to allow for a larger patient population beyond 11-18 years of age to 8-21 years.

○	to increase devices per patient to 4 devices.

●	Submitted to the FDA its innovative rectal expulsion device (RED) product, which was licensed from the University of Michigan. RED’s innovative design simplifies anorectal function testing and can be used without interrupting clinical workflow. Management is cautiously optimistic for FDA clearance in the fourth quarter of 2024

●	The Company remains committed to clinical research in the pediatric space, with 16 peer-reviewed publications. All studies were carried out in US children’s hospitals using NeurAxis’ PENFS technology. This level of evidence puts NeurAxis in a great position to continue expanding payor coverage and increasing adoption of the technology.

●	Secured a $5.0 million capital investment from a dedicated life sciences fund that will close mid-November 2024 to replace $3.2 million in committed funding from an existing investor.

Management Commentary

Brian Carrico, Chief Executive Officer of NeurAxis, commented, “We are excited about our strong performance in the 3Q24, as revenues increased 40% year over year. Demand for our IB-Stim product is accelerating, as unit sales grew 50% in the third quarter. Our commercialization, based on strong data publication leading to insurance coverage, is beginning to bear fruit. We now have approximately 35 million lives under insurance coverage, with countless payers in the review and policy writing stage.

In recent weeks we have achieved very significant milestones in our commercialization efforts of IB-Stim. Two weeks ago, we received a new FDA 510(K) clearance, expanding IB-Stim’s indication from 11-18 year olds to 8-21 year olds, and from 3 devices, not to exceed 4 weeks, to 1 device per week for 4 weeks. In addition, we recently announced that American Medical Association has established a new Current Procedural Terminology (CPT) Category I code for Percutaneous Electrical Nerve Field Stimulation (PENFS) procedures. Obtaining a Category I code for this important technology is important for our initiatives to drive patient access for IB-Stim and future PENFS treatments.”

Our strong momentum has continued, and we are excited to note that 4Q24 is off to a great start. We are continuing our efforts for success in the near and long term. As a result of financings in 2024 with long-term investors in the healthcare space, our balance sheet is well positioned to execute our business plans for the foreseeable future.”

Third Quarter 2024 Financial Results

Revenues in the third quarter of 2024 were $667 thousand, up 40% compared to $477 thousand in the third quarter of 2023. Unit sales increased approximately 50%, partially offset by discounts given to patients without insurance coverage via the Company’s financial assistance program. The Company has made great strides in recent months in gaining insurance coverage, and recent results are indicative of that success.

Gross profit in the third quarter of 2024 was $570 thousand, a 39% increase compared to $410 thousand in the third quarter of 2023 due to the higher sales volume. The slight decline in gross margin of 50 basis points in the third quarter of 2024 compared to the third quarter of 2023 was due to growth in device deliveries from the Company’s financial assistance programs that are discounted to patients without insurance coverage.

Operating loss in the third quarter of 2024 was $1.7 million, a decrease of 45% compared to $3.0 million in the third quarter of 2023. The improvement was primarily due to higher sales volumes and 2023 post-initial public offering (“IPO”) consulting costs that did not recur in 2024.

The net loss in the third quarter of 2024 was $1.8 million, a decrease of 80% compared to $8.6 million in the third quarter of 2023. The decrease was primarily due to the lower operating loss and the absence of debt discount, issuance cost and debt extinguishment charges triggered by the Company’s IPO in the third quarter of 2023.

While cash on hand as of September 30, 2024 was $261 thousand, the Company entered into a $5.0 million investment agreement on November 9, 2024. This capital replaces $3.2 million in committed funding from an existing investor. The transaction is expected to close mid-November. Although the Company had no long-term debt as of September 30, 2024, short-term debt of $148 thousand represented a note payable related to the financing of business insurance premiums. Cash used in operations for the nine months ended September 30, 2024 of $4.3 million was $276 thousand higher than the nine months ended September 30, 2023 primarily due to incremental costs of being a publicly-held company such as legal, insurance, board and stock exchange fees.

Conference Call Details

Date and Time: Tuesday, November 12, 2024, at 9:00am ET

Live Webcast Information: Interested parties can access the conference call via a live webcast, which is available in the Investor Relations section of the Company’s website at https://edge.media-server.com/mmc/p/op4xi3gu or https://ir.neuraxis.com/. For participants listening through the webcast, questions can be sent in through the portal using the “Ask a Question” link or by emailing questions to NRXS@lythampartners.com.

Call-in Information: Interested parties can also access the live conference call by initially registering at the following link.

Upon completion of the registration link, call-in participants will receive the dial-in info and a unique PIN to join the call as well as an email confirmation with the details.

Replay: A webcast replay will be available in the Investor Relations section of the Company’s website at https://edge.media-server.com/mmc/p/op4xi3gu or https://ir.neuraxis.com/.

About NeurAxis, Inc.

NeurAxis, Inc., is a medical technology company focused on neuromodulation therapies to address chronic and debilitating conditions in children and adults. NeurAxis is dedicated to advancing science and leveraging evidence-based medicine to drive the adoption of its IB-Stim™ therapy, which is its proprietary Percutaneous Electrical Nerve Field Stimulation (PENFS) technology, by the medical, scientific, and patient communities. IB-Stim™ is FDA-cleared for functional abdominal pain associated with irritable bowel syndrome (IBS) in adolescents 8-21 years old. Additional clinical trials of PENFS in multiple pediatric and adult conditions with large unmet healthcare needs are underway. For more information, please visit http://neuraxis.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. There are a number of important factors that could cause actual results, developments, business decisions or other events to differ materially from those contemplated by the forward-looking statements in this press release. These factors include, among other things, the conditions in the U.S. and global economy, the trading price and volatility of the Company’s stock, public health issues or other events, the Company’s compliance with applicable laws, the results of the Company’s clinical trials and perceptions thereof, the results of submissions to the FDA, the results of the shareholder vote to enable the issuance of the Preferred Stock, and factors described in the Risk Factors section of NeurAxis’s public filings with the Securities and Exchange Commission (SEC). Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable law, the Company undertakes no obligation to update or revise these statements, whether as a result of any new information, future events and developments or otherwise.

For contraindications, precaution, warnings, and IFU, please see: https://ibstim.com/important-information/.

Contacts:

Company

NeurAxis, Inc.

info@neuraxis.com

Investor Relations

Lytham Partners

Ben Shamsian

646-829-9701

shamsian@lythampartners.com

NeurAxis, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Net sales	$666,625	$477,460	$1,924,760	$1,928,590
Cost of goods sold	97,050	67,287	256,949	231,000
Gross profit	569,575	410,173	1,667,811	1,697,590
Selling expenses	95,430	64,210	226,374	250,933
Research and development	72,422	44,950	132,304	171,536
General and administrative	2,052,996	3,323,352	6,999,358	6,316,411
Operating loss	(1,651,273)	(3,022,339)	(5,690,225)	(5,041,290)
Other (expense) income:
Financing charges	-	-	(230,824)	(2,772)
Interest expense, net	(64,676)	(100,525)	(171,934)	(451,766)
Change in fair value of warrant liability	(6,726)	592,853	(8,434)	791,610
Change in fair value of derivative financial instruments	-	6,394	-	198,551
Amortization of debt discount and issuance costs	(40,888)	(1,331,030)	(126,387)	(4,881,622)
Extinguishment of debt liabilities	-	(4,779,069)	-	(3,649,571)
Other income	17,072	9,931	20,032	11,483
Other expense	(8,743)	(1,578)	(585,824)	(9,008)
Total other (expense) income, net	(103,961)	(5,603,024)	(1,103,371)	(7,993,095)
Net loss	$(1,755,234)	$(8,625,363)	$(6,793,596)	$(13,034,385)